Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Nooya Investments Limited, has authorized and designated Pierre Deschamps to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Molson Coors Brewing Company or securities exchangeable for or convertible into such securities. The authority of Pierre Deschamps under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to its ownership of or transaction in securities of Molson Coors Brewing Company, unless earlier revoked in writing. The undersigned acknowledges that Pierre Deschamps is not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

NOOYA INVESTMENTS LIMITED

Date: August 5, 2009	By: /s/ Stephen T. Molson

            Stephen T. Molson, President